Exhibit 99.1

Papa John’s Announces Second Quarter 2019 Results and Updates 2019 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 6, 2019--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 30, 2019.

Highlights

  Second quarter 2019 earnings per diluted share of $0.15
  Excluding Special items, adjusted earnings per diluted share of $0.28 compared to $0.48 for the second quarter of 2018
  Second quarter system-wide North America comparable sales decrease of 5.7%
  Second quarter international comparable sales increase of 0.3%; international franchise sales increase of 9.6%, excluding the impact of foreign currency
  2019 outlook updated for investments in marketing and support for the domestic franchise system; diluted EPS outlook of ($0.40) to ($0.10) and no change to adjusted diluted EPS of $1.00 to $1.20

Steve Ritchie, President and CEO of Papa John’s, said, “Papa John’s made strong progress in the key pillars of its strategy in the second quarter, recording another sequential improvement in comparable sales. In addition to adding a highly experienced chief restaurant operations officer, we announced a significant, multi-quarter investment in the brand and our franchise system from Starboard’s investment earlier this year. The table is now set as we begin rolling out our new marketing campaigns and menu items in the second half of the year.”

Global restaurant and comparable sales information and operating highlights for the three and six months ended June 30, 2019, compared to the three and six months ended July 1, 2018 are as follows:

Global Restaurant and Comparable Sales Information

		Three Months Ended		Six Months Ended
		June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

	Global restaurant sales (decline) / growth (a)	(3.8%)	(2.3%)	(4.7%)	(1.8%)

	Global restaurant sales (decline) / growth, excluding the impact of foreign currency (a)	(2.6%)	2.3%	(3.2%)	0.6%

	Comparable sales (decline) / growth (b)
	Domestic company-owned restaurants	(6.8%)	(7.2%)	(7.9%)	(6.7%)
	North America franchised restaurants	(5.3%)	(5.7%)	(5.7%)	(5.3%)
	System-wide North America restaurants	(5.7%)	(6.1%)	(6.3%)	(5.7%)

	System-wide international restaurants	0.3%	(0.8%)	0.1%	(0.3%)

(a)	Includes both company-owned and franchised restaurant sales.
(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Operating Highlights

		Three Months Ended			Six Months Ended
	In thousands, except per share amounts	June 30, 2019	July 1, 2018 (a)	Decrease %	June 30, 2019	July 1, 2018 (a)	Decrease %

	Total revenue	$399,623	$429,952	(7.1%)	$798,028	$880,074	(9.3%)
	Income before income taxes	9,959	19,113	(47.9%)	9,192	42,177	(78.2%)
	Net income	8,354	11,199	(25.4%)	6,623	28,642	(76.9%)
	Diluted earnings per share	0.15	0.35	(57.1%)	0.03	0.87	(96.6%)
	Adjusted diluted earnings per share (b)	0.28	0.48	(41.7%)	0.59	0.99	(40.4%)

(a)

Our financial results for 2018 have been restated to reflect the correction of an immaterial error to consolidate the operations of the Papa John’s Marketing Fund (“PJMF”). The consolidation of PJMF is not expected to have a material impact on the company’s annual financial results as PJMF operates at or near break-even results annually. Additional detail on the consolidation of PJMF can be found in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019 filed with the Securities and Exchange Commission (“SEC”).

(b)	Adjusted to exclude Special items, which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted financial results excluding Special items, which impact comparability, are summarized in the following reconciliation. The table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

		Three Months Ended		Six Months Ended
		June 30,	July 1,	June 30,	July 1,
	(In thousands, except per share amounts)	2019	2018 (1)	2019	2018 (1)

	GAAP income before income taxes	$9,959	$19,113	$9,192	$42,177
	Special items:
	Special charges (2)	5,362	-	21,216	-
	Refranchising (gains) losses, net (3)	(163)	2,122	(163)	1,918
	Adjusted income before income taxes	$15,158	$21,235	$30,245	$44,095

	GAAP net income attributable to common shareholders	$4,868	$11,127	$1,067	$28,495
	Special items, net of income taxes:
	Special charges (2)	4,209	-	17,757	-
	Refranchising (gains) losses, net (3)	(125)	1,647	(125)	1,488
	Tax impact of China refranchising (3)	-	2,435	-	2,435
	Adjusted net income attributable to common shareholders	$8,952	$15,209	$18,699	$32,418

	GAAP diluted earnings per share	$0.15	$0.35	$0.03	$0.87
	Special items:
	Special charges (2)	0.13	-	0.56	-
	Refranchising (gains) losses, net (3)	-	0.05	-	0.05
	Tax impact of China refranchising (3)	-	0.08	-	0.07
	Adjusted diluted earnings per share	$0.28	$0.48	$0.59	$0.99

(1)	The three and six months ended July 1, 2018 have been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

(2)

The company incurred $5.4 million and $21.2 million of special costs (defined as “Special charges”) for the three and six months ended June 30, 2019, respectively, including the following (in thousands, except per share amounts):

		Three Months Ended			Six Months Ended
		Special Charges	Special Charges, Net of Tax (e)	Diluted Loss per Share	Special Charges	Special Charges, Net of Tax (e)	Diluted Loss per Share

	Royalty relief (a)	$2,466	$1,938	$0.06	$7,339	$5,680	$0.18
	Marketing fund investments (b)	2,500	1,935	0.06	2,500	1,935	0.06
	Legal and advisory fees (c)	396	336	0.01	5,463	4,228	0.13
	Mark to market adjustment on option valuation (d)	-	-	-	5,914	5,914	0.19
	Total Special charges	$5,362	$4,209	$0.13	$21,216	$17,757	$0.56

(a)	Represents financial assistance provided to the entire North America system in the form of royalty reductions.
(b)	Represents marketing fund investments as part of our support package to our franchisees.
(c)

Represents advisory and legal costs primarily associated with the review of a wide range of strategic opportunities that culminated in Starboard’s strategic investment in the company by affiliates of Starboard.

(d)

 Represents a one-time mark-to-market adjustment of $5.9 million related to the increase in the fair value of the Starboard and franchisee options to purchase Series B preferred stock that culminated in the purchase of an additional $52.5 million of preferred stock in late March 2019.

(e)

The tax effect was calculated using the company’s full year marginal rate of 22.6%, excluding the mark-to-market adjustment on the Series B preferred stock option valuation, which was not tax deductible.

(3)

The refranchising losses in 2018 are primarily associated with the June 2018 refranchise of our China operations, which included 34 restaurants and a quality control center, and the related tax impact. The additional tax expense is primarily attributable to the required recapture of China operating losses previously taken by the company.

The non-GAAP adjusted results shown above and within this document, which exclude Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Consolidated revenues decreased $30.3 million, or 7.1%, for the second quarter of 2019 and decreased $82.0 million, or 9.3%, for the six months ended June 30, 2019. Excluding the impact of refranchising 62 company-owned restaurants in North America and the China operations in 2018 and a quality control center in Mexico in 2019, consolidated revenues decreased $16.8 million, or 4.0%, for the second quarter of 2019 and decreased $56.2 million, or 6.6% for the six months ended June 30, 2019, primarily due to the following:

  Negative comparable sales for North America restaurants for the three and six months ended June 30, 2019 that resulted in lower company-owned restaurant revenues, royalties and North America commissary sales.
  Royalty reductions of approximately $2.5 million and $7.3 million for the three- and six-month periods ended June 30, 2019, respectively, which are part of our franchise assistance program and are included in the previously discussed Special charges.
  International revenues, excluding the impact of refranchising, were approximately $0.5 million and $0.1 million higher for the three-and six-month periods ended June 30, 2019, as higher royalties from increased equivalent units were substantially offset by unfavorable foreign exchange rates of approximately $1.3 million and $3.0 million for the three- and six-month periods, respectively.

Consolidated income before income taxes of $10.0 million for the second quarter of 2019 decreased $9.2 million, or 47.9%, compared to the second quarter of 2018. Excluding the impact of the previously mentioned Special items, consolidated income before income taxes was $15.2 million, or a decrease of $6.1 million from the second quarter of 2018. Significant changes in income before income taxes are as follows:

  Domestic company-owned restaurants operating margin decreased $1.8 million primarily due to negative comparable sales of 6.8%, somewhat offset by the favorable impact of current year promotions with lower food costs and favorable non-owned automobile insurance costs. This contributed to the improvement in operating margin of 0.9% as a percentage of related revenues.
  North America franchise royalties and fees decreased $4.2 million, or 17.4%, compared to the second quarter of 2018, primarily due to $2.5 million of royalty relief as part of the North America franchise assistance program, which is included in the Special charges. Excluding the Special charges, royalties were $1.7 million lower than the second quarter of 2018 due to negative comparable sales of 5.3% and an increase in targeted royalty waivers.
  North America commissary operating margin increased $0.2 million, or 0.4% as a percentage of related revenues, as the impact of the lower North America sales volumes was offset by favorable labor costs.
  International operating margin approximated the prior year as the higher royalties attributable to increased units was offset by the unfavorable impact of foreign exchange rates. The international operating margin of 42.5%, as a percentage of related revenues, improved 5.3% with the refranchising of the China company-owned operations.
  Other operating margin increased $2.3 million, or 5.3% as a percentage of related revenues, primarily due to the timing of marketing spending and higher online revenues.
  General and administrative (“G&A”) costs increased $9.7 million, or 25.0%, primarily due to incremental national marketing fund investments of approximately $2.5 million, as reflected in the Special charges, a shift in the timing of our operators’ conference from the third quarter in 2018 to the second quarter in 2019, higher professional and consulting fees and higher management incentive costs.
  The second quarter of 2018 included refranchising losses of $2.1 million primarily related to the refranchising of our China operations.
  Net interest expense decreased $1.5 million primarily due to lower outstanding debt, partially offset by an increase in interest rates. Total debt outstanding was $384.3 million as of June 30, 2019, including $11.2 million associated with PJMF. Outstanding debt decreased $240.7 million from December 30, 2018, primarily due to the use of proceeds from the issuance of Series B preferred stock to Starboard to repay debt.

For the six months ended June 30, 2019, consolidated income before income taxes was $9.2 million, a decrease of $33.0 million, or 78.2%, compared to the six months ended July 1, 2018. Excluding the impact of the previously mentioned Special charges, consolidated income before income taxes was $30.2 million, or a decrease of $13.8 million, compared to the six months ended July 1, 2018. These decreases were primarily due to the same reasons as the three-month period.

Operating margin (loss) is not a measure defined by GAAP and should not be considered in isolation, or as an alternative to evaluation of the company’s financial performance. In addition to an evaluation of GAAP consolidated income before income taxes, we believe the presentation of operating margin (loss) is beneficial as it represents an additional measure used by the company to further evaluate operating efficiency and performance of the various business units. Additionally, operating margin (loss) discussion may be helpful for comparison within the industry. The operating margin (loss) results detailed herein can be calculated by business unit based on the specific revenue and operating expense line items on the face of the Condensed Consolidated Statements of Operations. Consolidated income before income taxes reported includes G&A expenses, depreciation and amortization, refranchising gains (losses), net and net interest expense that have been excluded from this operating margin (loss) calculation.

The effective income tax rate was 12.9% for the quarter ended June 30, 2019 in comparison to 36.8% for the quarter ended July 1, 2018. The 2018 higher tax rate includes the impact of refranchising our China operations. The effective income tax rate for the six months ended June 30, 2019 was 23.0%. The effective income tax rate is higher for the six months ended June 30, 2019 due in part to the $5.9 million mark-to-market fair value adjustment of the options to purchase Series B preferred stock, which was not tax deductible.

Diluted earnings per share was $0.15 for the second quarter of 2019, compared to $0.35 for the prior year period. Excluding Special items, adjusted diluted earnings per share was $0.28 for the second quarter of 2019, as compared to $0.48 for the second quarter of 2018. For the six months ended June 30, 2019, diluted earnings per share was $0.03, compared to diluted earnings per share of $0.87 for the prior year period. Excluding Special items, adjusted diluted earnings per share was $0.59 for the six months ended June 30, 2019, as compared to $0.99 for the prior year period.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2019 and 2018 were as follows (in thousands):

		Six Months Ended
		June 30,	July 1,
		2019	2018 (b)

	Net cash provided by operating activities (a)	$32,175	$73,427
	Purchases of property and equipment	(17,836)	(21,562)
	Dividends paid to preferred shareholders	(5,470)	-
	Free cash flow	$8,869	$51,865

(a)	The decrease of $41.3 million was primarily due to lower net income and unfavorable changes in working capital items, including the impact of PJMF.
(b)	The six-month period ended July 1, 2018 has been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 30, 2019 and cash flow for the six months ended June 30, 2019.

Global Restaurant Unit Data

At June 30, 2019, there were 5,345 Papa John’s restaurants operating in all 50 states and in 47 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 31, 2019	645	2,691	3,336	2,000	5,336
Opened	1	17	18	34	52
Closed	(2)	(33)	(35)	(8)	(43)
Acquired	-	1	1	-	1
Sold	(1)	-	(1)	-	(1)
Ending - June 30, 2019	643	2,676	3,319	2,026	5,345

Year-to-date
Beginning - December 30, 2018	645	2,692	3,337	1,966	5,303
Opened	2	43	45	83	128
Closed	(2)	(61)	(63)	(23)	(86)
Acquired	-	2	2	-	2
Sold	(2)	-	(2)	-	(2)
Ending - June 30, 2019	643	2,676	3,319	2,026	5,345

Unit growth (decline)	(2)	(16)	(18)	60	42

% increase (decrease)	(0.3% )	(0.6% )	(0.5% )	3.1%	0.8%

The company has added 98 net worldwide units over the trailing four quarters ended June 30, 2019. Our development pipeline as of June 30, 2019 included approximately 1,080 restaurants (90 units in North America and 990 units internationally), the majority of which are scheduled to open over the next six years.

Cash Dividend

The company paid cash dividends of $10.5 million in the second quarter of 2019 and declared third quarter cash dividends of approximately $10.5 million on July 18, 2019 to be paid to common and preferred shareholders. The dividends are as follows (in thousands):

		Second Quarter 2019	Third Quarter 2019
	Common stock dividends ($0.225 per share)	$7,070	$7,100
	Common stock dividends to preferred shareholders ($0.225 per share) (a)	1,140	1,140
	Preferred dividends (3.6% of the investment per annum)	2,290	2,270
	Total dividends	$10,500	$10,510

(a)	Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B preferred stockholders receive quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

2019 Outlook

On June 19, 2019, we announced an investment of $80 million in marketing and royalty relief for our U.S. franchise system beginning in the third quarter of 2019 through the fourth quarter of 2020. The marketing investment includes advertising initiatives with our new ambassador, Shaquille O’Neal. Additionally, we will continue financial assistance to our traditional domestic franchisees through 2020 in the form of lower royalties and related incentives. We expect to incur approximately 50% of the $80 million investment in 2019.

We are updating our GAAP diluted earnings per share (EPS) outlook to reflect these investments and to narrow our North America comparable sales and net global new unit growth outlook as detailed below.

	Updated Outlook	Previous Outlook

GAAP diluted earnings (loss) per share	($0.40) to ($0.10)	$0.00 to $0.50
Adjusted diluted earnings per share*	$1.00 to $1.20	$1.00 to $1.20
Special Charges	$50 to $60 million	$30 to $50 million
North America comparable sales	(1.0%) to (4.0%)	(1.0%) to (5.0%)
International comparable sales	0.0% to 3.0%	0.0% to 3.0%
Net global new unit growth	100 to 150	75 to 150
Block cheese price	low $1.70's	low to mid $1.60's
Capital expenditures	$45 to $50 million	$45 to $50 million

*Adjusted diluted earnings per share outlook excludes the impact of the Special items mentioned above, which have an estimated impact of approximately $1.20 to $1.40 for 2019. We believe excluding the Special items is meaningful to our financial statement users as it presents our core results excluding unusual items.

Conference Call and Website Information

A conference call is scheduled for August 6, 2019 at 5:00 p.m. Eastern Time to review the company’s second quarter 2019 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 7481107.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the strategic investment by Starboard and use of the proceeds, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, the effectiveness of our strategic turnaround efforts and other business initiatives, corporate governance, future costs related to the company’s response to negative consumer sentiment and business challenges, management reorganizations, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, share repurchases, dividends, effective tax rates, regulatory changes and impacts, the impact of the Tax Cuts and Jobs Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to improve consumer sentiment and sales trends;
  the ability of the company to ensure the long-term success of the brand through significant investments committed to our U.S. franchise system, including marketing fund investments and royalty relief;
  the ability of the company to improve consumer sentiment and sales trends through advertising, marketing and promotional activities;
  the company’s ability to regain lost customers and/or mitigate or reverse negative sales trends;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of the sale of Series B preferred stock to Starboard, which dilutes the economic and relative voting power of holders of our common stock and may adversely affect the market price of our common stock, affect our liquidity and financial condition, or delay or prevent an attempt to take over the company;
  Starboard’s ability to exercise influence over us, including its ability to designate up to two members of our Board of Directors;
  failure to raise the funds necessary to finance a required repurchase of our Series B preferred stock;
  failure to realize the anticipated benefits from our investment of the proceeds of the Series B preferred stock in our strategic priorities;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results continue to decline;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2018, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2019. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
(In thousands, except per share amounts)	(Unaudited)	(Note)	(Unaudited)	(Note)
Revenues:
Domestic Company-owned restaurant sales	$163,656	$181,379	$325,459	$371,621
North America franchise royalties and fees	19,761	23,912	37,291	48,718
North America commissary revenues	147,128	153,455	296,032	315,168
International revenues	25,497	29,069	51,164	59,183
Other revenues	43,581	42,137	88,082	85,384
Total revenues	399,623	429,952	798,028	880,074

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	131,950	147,868	265,003	305,442
North America commissary expenses	136,744	143,300	275,301	294,981
International expenses	14,652	18,248	28,957	37,278
Other expenses	41,970	42,801	86,067	85,168
General and administrative expenses	48,718	38,972	99,853	78,968
Depreciation and amortization	11,521	11,731	23,270	23,270
Total costs and expenses	385,555	402,920	778,451	825,107
Refranchising gains (losses), net	163	(2,122)	163	(1,918)
Operating income	14,231	24,910	19,740	53,049
Net interest expense	(4,272)	(5,797)	(10,548)	(10,872)
Income before income taxes	9,959	19,113	9,192	42,177
Income tax expense	1,283	7,040	2,114	12,018
Net income before attribution to noncontrolling interests	8,676	12,073	7,078	30,159
Income attributable to noncontrolling interests	(322)	(874)	(455)	(1,517)
Net income attributable to the company	$8,354	$11,199	$6,623	$28,642

Calculation of income for earnings per share:
Net income attributable to the Company	$8,354	$11,199	$6,623	$28,642
Preferred stock dividends and accretion	(3,486)	-	(5,556)	-
Net income attributable to participating securities	-	(72)	-	(147)
Net income attributable to common shareholders	$4,868	$11,127	$1,067	$28,495

Basic earnings per common share	$0.15	$0.35	$0.03	$0.87
Diluted earnings per common share	$0.15	$0.35	$0.03	$0.87

Basic weighted average common shares outstanding	31,587	31,941	31,570	32,610
Diluted weighted average common shares outstanding	31,773	32,175	31,746	32,860

Dividends declared per common share	$0.225	$0.225	$0.450	$0.450

Note: The Condensed Consolidated Statement of Operations is unaudited and has been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 30,
	2019	2018
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$30,656	$33,258
Accounts receivable, net	77,019	78,118
Notes receivable	5,182	5,498
Income tax receivable	4,447	16,146
Inventories	26,615	27,203
Prepaid expenses and other current assets	38,961	36,054
Assets held for sale	11,005	-
Total current assets	193,885	196,277

Property and equipment, net	212,257	226,894
Right-of-use assets	148,868	-
Notes receivable, less current portion, net	27,336	23,259
Goodwill	82,763	84,516
Deferred income taxes, net	1,051	1,137
Other assets	60,404	63,814
Total assets	$726,564	$595,897

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable	$32,516	$27,106
Income and other taxes payable	7,155	6,590
Accrued expenses and other current liabilities	113,812	129,167
Current deferred revenue	2,493	2,598
Current lease liabilities	24,103	-
Current portion of long-term debt	31,241	20,009
Total current liabilities	211,320	185,470

Deferred revenue	17,564	20,674
Long-term lease liabilities	124,458	-
Long-term debt, less current portion, net	349,749	601,126
Deferred income taxes, net	2,227	7,852
Other long-term liabilities	81,805	79,324
Total liabilities	787,123	894,446

Series B Convertible Preferred Stock	251,290	-
Redeemable noncontrolling interests	6,217	5,464

Total stockholders' deficit	(318,066)	(304,013)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and stockholders' deficit	$726,564	$595,897

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc., but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 30, 2019	July 1, 2018
	(Unaudited)	(Note)
Operating activities
Net income before attribution to noncontrolling interests	$7,078	$30,159
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	676	3,591
Depreciation and amortization	23,270	23,270
Deferred income taxes	(3,096)	(2,511)
Preferred stock option mark-to-market adjustment	5,914	-
Stock-based compensation expense	7,531	4,929
(Gain) Loss on refranchising	(163)	1,918
Other	1,999	3,032
Changes in operating assets and liabilities:
Accounts receivable	(1,092)	3,114
Income tax receivable	11,699	3,628
Inventories	326	3,188
Prepaid expenses	8,899	1,285
Other current assets	(14,282)	3,276
Other assets and liabilities	(2,094)	(2,206)
Accounts payable	5,410	6,993
Income and other taxes payable	565	(1,656)
Accrued expenses and other current liabilities	(17,297)	(6,885)
Deferred revenue	(3,168)	(1,698)
Net cash provided by operating activities	32,175	73,427

Investing activities
Purchases of property and equipment	(17,836)	(21,562)
Loans issued	(4,757)	(1,904)
Repayments of loans issued	2,234	2,720
Proceeds from divestitures of restaurants	225	3,690
Other	568	146
Net cash used in investing activities	(19,566)	(16,910)

Financing activities
Proceeds from issuance of preferred stock	252,530	-
Repayments of term loan	(10,000)	(10,000)
Net (repayments) proceeds of revolving credit facilities	(230,776)	119,567
Dividends paid to common stockholders	(14,269)	(14,762)
Dividends paid to preferred stockholders	(5,470)	-
Issuance costs associated with preferred stock	(7,250)	-
Tax payments for equity award issuances	(895)	(1,353)
Proceeds from exercise of stock options	93	2,179
Acquisition of Company common stock	-	(148,440)
Contributions from noncontrolling interest holders	840	-
Distributions to noncontrolling interest holders	(183)	(1,110)
Other	168	231
Net cash used in financing activities	(15,212)	(53,688)

Effect of exchange rate changes on cash and cash equivalents	1	(62)
Change in cash and cash equivalents	(2,602)	2,767
Cash and cash equivalents at beginning of period	33,258	27,891

Cash and cash equivalents at end of period	$30,656	$30,658

Note: The Condensed Consolidated Statement of Cash Flows is unaudited and has been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Contacts

Joe Smith
Senior Vice President, Chief Financial Officer
502-261-7272